SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (the “Agreement”) is made and entered into as of this ___th day of _________, 2020, by and among Zummo Flight Technologies, an Arizona Corporation (the “Corporation”) and the Class A shareholders of the Company listed on the signature page attached hereto (the “Shareholders”). The Corporation and the Shareholders are referred to herein as the “Parties” or may be individually referred to herein as a “Party”.

Recitals

A.       WHEREAS, The Shareholders own all of the issued Class A Shares of stock in the Corporation;

B. WHEREAS, the Shareholders and the Corporation believe that it is in their mutual interests to place reasonable obligations on the voting of the Shares and to place appropriate restrictions and safeguards upon the transfer or alienation of the Shares, among other things; and

C. WHEREAS, the Shareholders desire to more particularly document their understanding and agreement with respect to these and other matters.

NOW, THEREFORE, in consideration of the terms, conditions, covenants, agreements and obligations herein stated, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually agreed by and between the parties hereto as follows:

Agreements

In consideration of the foregoing recitals, and the mutual covenants set forth below, the Shareholders and the Corporation agree as follows:

1.	The Corporation

1.1       Purposes. The purpose of the Corporation is to engage in creating a safer and more efficient rotor craft system for use by helicopters, drones, and other flying machines; and, to engage in any form of lawful business permitted under the laws of the State of Arizona and the United States of America.

1.2        Name. The Corporation shall be conducted under the name of “Zummo Flight Technologies”, or any other names as directed by the Board of Directors.

1.3        Term. This Agreement shall continue until dissolved under its terms. The Corporation shall not be dissolved by the admission of additional Shareholders or by the death, disability, retirement, expulsion or withdrawal of any Shareholder.

1.4       Location. The principal place of business of the Corporation shall be 8311 E. Via de Ventura #2082, Scottsdale, AZ 85258 unless otherwise agreed by the Shareholders. The Corporation may establish and maintain additional offices at other locations approved by the Shareholders.

1.5       Title to Property. All real and personal property now used in the Corporation’s business or otherwise acquired by the Corporation shall be owned by the Corporation as an entity. No

Shareholder shall have any ownership interest in the Corporation’s property in his or her own individual name or right. Each Shareholder’s interest in the Corporation shall be personal property for all purposes.

1.6       Books, Records and Accounting, Fiscal Year. The Corporation’s books and records, together with all of the documents and papers pertaining to the business of the Corporation, shall be kept at the principal place of business of the Corporation, and at all reasonable times shall be open to the inspection of, and may be copied and excerpts taken therefrom by, any Shareholder or his or her duly authorized representative. The books and records of the Corporation shall (i) be kept on an annual basis in accordance with the cash method of accounting required for federal income tax purposes, consistently applied; (ii) reflect all of the Corporation’s transactions; and (iii) be appropriate and adequate for the Corporation’s business.

2.	The Shareholders

2.1       Identification of the Shareholders. The Shareholders are identified on Exhibit A attached hereto and such other individuals as the Shareholders may from time to time elect to join the Corporation as a Shareholder. There are also shareholders that have or will acquire shares of the Corporation at public offerings or otherwise. These shareholders shall be bound by the terms and conditions of their respective stock purchase agreements.

2.2             Outside Activities. No Shareholder shall act as an officer, director or general partner of any corporation, unincorporated association or other entity inside or outside of the aviation business, without first notifying the other Shareholders and obtaining Shareholder approval by majority vote of the Shareholders holding at least 51% of the then-issued shares.

2.3        Voting. Each Shareholder shall be entitled to vote in accordance with their class of shares, if their class is entitled to vote. The Corporation shall have two classes of shares: Class A Shares and Class B Shares. Class A Shares shall have voting rights equal to one vote per share. Class B Shares shall have no voting rights. All issues not reserved for the Board, that are expressly reserved for the Shareholders shall be determined by a majority vote, which will require approval by Shareholders holding at least 51% of the issued Class A shares of stock in the Corporation (a “Majority Vote”), or as otherwise required in this Agreement. The Board shall be explicitly vested the power vote on all matters of the Corporation not expressly reserved otherwise, by a Majority Vote, including but not limited to the following:

(a) any capital expenditures greater than $1,000;

(b) the acquisition of any business interests by the Corporation;

(c) the payment of any cash dividends or stock dividends (if any) to Shareholders of the Corporation;

(d) the issuance of any debt obligations of the Corporation;

(e) the disposal of the whole or any part of the business, undertaking, or assets of the Corporation outside the normal course of business of the Corporation;

(f) the transfer of any Class A Shares of the Corporation;

(g) changes or variations in the objects or powers of the Corporation;

(h) the approval of any contracts or transactions inside or outside the normal course of business in excess of $1,000.00; and

(i) the lending of money by the Corporation; and

(j) business plan and/or budgets.

No vote is needed for matters that are considered matters of day-to-day operations of the Corporation. For purposes of this Agreement, “day to day operations” shall mean the activities of the Corporation that the Corporation and/or its agents engage in on a daily basis for the purpose of generating a profit and increasing the value of the business. If there is a dispute concerning whether something is considered day-to-day operations, the Board will determine what constitutes day-to-day operations in its sole discretion. Any dispute over what shall be voted upon or who shall vote, if not explicit in this Agreement, shall solely be resolved by the Board, by a Majority Vote.

2. 4 Admission of New Shareholders. New Class A Shareholders may be admitted from time to time by two-thirds (66%) vote (a “Supermajority Vote”) of the Board.

2.4.1        A new Shareholder shall become a Party to this Agreement by signing a Consent to be Bound substantially in the form and substance attached hereto as Exhibit B and incorporated herein by this reference.

2.4.2        A newly admitted Shareholder shall share, in accordance with this Agreement and his or her percentage ownership interest in the Corporation as a Shareholder, in the Assets as well as the Debts, Obligations and Liabilities of the Corporation as of his or her effective date of admission.

2.4.3       All public offerings of Shares of the Corporation shall be authorized if voted on and approved by a Majority Vote of the Board. The Board will determine the amount of the publicly offered shares, the price per share, and the other details surrounding the addition of these shareholders.

2.5        Management. The management of the Corporation shall be vested in its Board of Directors (the “Board”), who shall be elected by the Shareholders in accordance with the Corporation’s Bylaws. The Board of Directors shall elect officers as set forth in the Bylaws to manage the day-to-day operations of the Corporation. Unless their position(s) are renounced, Lisa Roulette and Robert Zummo shall be permanent members of the Board and cannot be removed for any reason. The Board of Directors shall be made up of the Chairman of the Board and the CEO. Other positions, such as President, Secretary and Treasurer can be added at a later point at the Board’s sole discretion. All management and voting are expressly reserved for the Board and made in the Board’s sole discretion, subject to any Shareholder voting rights that are expressly reserved for the Shareholders in this Agreement or the Bylaws of the Corporation.

2.6        No Employment. A Shareholder shall not be an employee of the Corporation by virtue of becoming a shareholder of the Corporation. Only a separate agreement, if any, shall create an employer-employee, or other services related relationship.

2.7        Shareholder Meetings. Regular meetings of the Shareholders shall be held no less frequently than as set forth in the Bylaws. Special Shareholder meetings may be called at any time as set forth in the Bylaws, or as called upon by any Board member. The Board or Shareholders who call a meeting may designate the place, date and time of meeting, including meetings to be held solely by remote communication. If no designation of place is made, or if the meeting place cannot be agreed upon, the place of meeting shall be via an online conferencing platform like Skype or Zoom. A Board member or Shareholder may waive notice by sending a signed waiver to the Corporation. Except as otherwise required by law, notice of any meeting shall be given by not less than seventy-two (72) hours before the meeting, unless said notice is waived.

3.       Capital Contributions, Distributions and Financing

3.1       Initial Contributions. The initial contributions of the Shareholders are attached hereto on Exhibit A. Any new Shareholders to be admitted to the Corporation shall be required to make such capital contribution as the Board of Directors shall deem appropriate in exchange for stock in the Corporation, unless such new shareholder acquires ownership of stock in the Corporation by purchasing such stock from an existing Shareholder pursuant to the provisions of this Agreement.

3.2       Distributions. The Board does not anticipate distributions of any kind. In the event that the Board does act to make a distribution, which shall be determined by a Majority Vote of the Board, the Board shall specify, in the Board’s sole discretion, the amount of said distribution which shall be disbursed to the Shareholders, and any shareholders of the Corporation that are not parties to this Agreement, in proportion with the pro-rata percentage of ownership of the Corporation by those Shareholders and non-party shareholders. The additional details of the distribution, if any, shall also be addressed by the Board.

3.3       Financing. As a general policy, the Corporation shall attempt to meet its operational expenses and other financial needs through the cash flow generated by its business. If cash flow is not sufficient to meet such needs, the Corporation’s Board of Directors may elect to make an additional capital call on the Shareholders.

3.4       Additional Capital Contributions. The Shareholders are not obligated to make additional contributions to the capital of the Corporation but there may be penalties for not doing so. Upon the Board making the determination of an additional capital contribution (the “Additional Capital Contribution”), which shall be determined by a Majority Vote of the Board, the Board shall deliver to the Shareholders and non-party shareholders a written notice of the Company's need for Additional Capital Contributions, which notice shall specify in reasonable detail (i) the purpose for such Additional Capital Contributions, (ii) the aggregate amount of such Additional Capital Contributions, and (iii) the date on which such Additional Capital Contributions shall be made by the Members. Upon written notice from the Board of the Additional Capital Contribution, the Shareholder or non-party shareholder shall have ten (10) days to provide notice to the Board of their intent to make the Additional Capital Contribution in accordance with their pro-rata ownership of Shares of the Corporation, or to provide notice to the Board that they elect not to make an Additional Capital Contribution. In the event that a Shareholder or non-party shareholder does not make an Additional Capital Contribution, their respective Share ownership can be: (a) reduced in proportion to the non-contribution to the Corporation; or (b) given to the Shareholder(s) that provide the Additional Capital Contribution for that non-contributing Shareholder or shareholder. This determination of reduction or transfer of Shares shall be made by the Board. For purposes of this clause “pro-rata ownership” shall mean the fraction of Shares owned by that Shareholder divided by the total issued shares of the Corporation immediately prior to the Additional Capital Contribution.

3.5       Capital Account. The Corporation shall maintain a book account (a “Capital Account”) in accordance with the following provisions for each Class A Shares (and any other person or entity who acquires Class A Shares):

(a) To each Shareholder’s Capital Account there shall be credited the amount of cash contributed by such Shareholder to the capital of the Company, such Shareholder’s share of profits/distributions (if any), the amount of any Corporation’s liabilities assumed by the Shareholder or secured by distributed assets that such Shareholder takes subject to and any other items in the nature of income or gain that are allocated to such Shareholder pursuant to this Schedule; and

(b) To each Shareholder’s Capital Account there shall be debited the amount of cash distributed to the Shareholder, such Shareholder’s distributive share of losses and any other items in the nature of expenses or losses that are allocated to such Shareholder pursuant to this Schedule.

4.       Restriction on Transfer. Each of the Shareholders agrees that he or she will not directly or indirectly sell, assign, transfer, mortgage, pledge, hypothecate, or encumber in any other manner whatsoever, or give away, bequeath, or in any other manner dispose of any stock of the Corporation which he or she may now or hereafter beneficially own, acquire, or be entitled to, except in accordance with the terms and provisions of this Agreement. Any attempt to transfer any such stock in violation hereof shall be null and void ab initio. This provision does not apply to non-party shareholders who are governed by their respective stock purchase agreements.

5.       Transfers. No Shareholder shall transfer any stock of the Corporation, or any interest therein, which he or she may now or hereafter own, to any person or entity either by gift or bequest or by mortgage, pledge, or other hypothecation, without the prior written consent by Majority Vote of the Board, with the sole exception that each Shareholder may provide for the disposition of his or her shares in a will or other testamentary device without the Board’s consent. This provision does not apply to non-party shareholders who are governed by their respective stock purchase agreements. In the event of an approved transfer, Class A Shares can be converted into Class B Shares via a convertible clause in the document evidencing the transfer.

6.       Right of Refusal.

6.1 Each Shareholder agrees that, during the term of this Agreement, he or she will not sell, transfer, assign, or otherwise dispose of (either voluntarily or by operation of contract or law) any shares of the stock of the Corporation now or hereafter held by him or her, except pursuant to Section 7 hereof, without first offering such shares (the “Offered Shares” herein) for sale to the Corporation at the same price and on the same terms and conditions as the selling Shareholder proposes to sell, transfer, assign, or otherwise dispose of the Offered Shares pursuant to a bona fide offer therefor received by the selling Shareholder, disclosing the terms and conditions of such bona fide offer and the identity of the offeror.

6.2       The Corporation shall have 90 days within which to accept such offer and tender performance thereunder, as to all, but not less than all, of the Offered Shares.

6.3        In the event such offer is not accepted by the Corporation within such 90-day period, then the other Shareholders shall each have an option to purchase the Offered Shares at the price and on the terms and conditions so offered. The other Shareholders shall have 90 days following the expiration of the first 90-day offering period granted to the Corporation within which to exercise such option and tender performance thereunder as to all, but not less than all, of the Offered Shares.

       6.4        In the event such offer is so accepted by more than one of the other Shareholders, the Offered Shares shall be divided among the accepting Shareholders pro rata to the number of shares of the Corporation owned by all accepting Shareholders.

6.5        In the event such offer is not so accepted within such 90-day period, then the selling Shareholder shall be free to sell, transfer, assign or otherwise dispose of the Offered Shares to the named person from whom he or she received the bona fide offer, at the price and on the terms and conditions of such offer, during a period of 90 days next following the expiration of the second 90-day offering period hereunder. At the termination of such 90-day period, the Offered Shares shall again be subject to the provisions hereof.

6.6       The above provisions in Section 6 shall not apply if Shareholders owning a majority of the Shares desire to sell controlling interest of the Corporation to a third-party. Notwithstanding, should Shareholders owning a majority of the Shares (“Majority Shareholder”) desire to sell the Corporation or substantially all of its assets to a third-party all other Shareholders (“Minority Shareholder”) shall participate with the Majority Shareholder in the sale on the same terms and conditions (known as “tag along rights” if the Minority Shareholder wants to participate and “drag along rights” if the Majority Shareholder wants to compel the Minority Shareholder to sell).

7.       Mandatory Offer to Sell.

7.1        Purchase Event. For purposes of this Agreement, any one of the following events shall constitute a “Purchase Event”:

7.1.1        The death of a Shareholder, provided that the date of the Purchase Event for purposes of this Agreement shall be deemed to be the date on which the Corporation and each of the remaining Shareholders received notice of the appointment and qualification of the deceased Shareholder’s personal representative. The personal representative of the deceased Shareholder shall be obligated to give such notice as soon as practicable.

7.1.2 The permanent disability of a Shareholder, where “permanent disability” is defined as set forth below.

7.1.3 The removal of a Shareholder with the Corporation, including retirement.

7.1.4 The insolvency of a Shareholder or the making of an assignment for the benefit of creditors by a Shareholder, or the filing of a petition in bankruptcy by or against a Shareholder.

7.2       Obligation of Shareholder.

7.2.1 Upon the occurrence of any Purchase Event, the estate of the deceased Shareholder, the Beneficiary of the Shareholder (as listed on Exhibit A) or the disabled, terminated, or insolvent Shareholder, as the case may be (the “Seller” herein), shall offer for sale to the Corporation all of the shares of stock of the Corporation held by the Seller (the “Offered Shares” herein). The Corporation shall have 30 days within which to accept such offer and tender performance thereunder by giving written notice thereof to the Seller.

7.2.2 In the event such offer is not accepted by the Corporation within such 30-day period, then the remaining Shareholders shall have an option to purchase the Offered

Shares within a period of 30 days following the expiration of such first 30-day offering period, and shall exercise such option by giving written notice thereof to the Seller.

7.2.3 In the event such offer is accepted by more than one of the remaining Shareholders, the Offered Shares shall be divided among the accepting Shareholders pro rata to the number of shares of the Corporation owned by all accepting Shareholders.

7.2.4 In the event such offer is not accepted within such second 30-day period, then the Seller shall have the right to retain the Offered Shares or to sell, assign, transfer, or dispose of the Offered Shares to third-parties, subject to Sections 6 and 10 hereof.

7.3       Purchase Price. The price at which the Offered Shares shall be purchased and sold pursuant to Section 7.2 above shall be a figure as determined by the valuation provided by an independent valuation expert (the “Independent Valuation”). The independent valuation expert shall be chosen by the Board and cannot have a personal relationship with any of the Shareholders or the Board. The valuation is not challengeable or appealable for any reason. The Independent Valuation shall resolve any disputes or discrepancies over the purchase and/or valuation of Shares as a result of removal, or otherwise.

7.4       Adjustments to Purchase Price. Notwithstanding the provisions of Section 7.3 above, in the event of removal of a Shareholder “for cause,” the Purchase Price shall be adjusted as set forth below:

7.4.1 If the Corporation removes a Shareholder “for cause,” the Purchase Price shall be 50% of the amount otherwise determined in accordance with Section 7.3 above. For purposes of this Agreement, “cause” shall mean any conduct on the part of a Shareholder that is substantially detrimental to the Corporation or the Corporation’s relationship with any person or entity or any material act of fraud, dishonesty, or misrepresentation, or any other act of moral turpitude. A determination of “for cause” shall be determined by the Board in its sole discretion and shall provide that Shareholder with a detailed write-up of their reasoning of termination “for cause”. The determination by the board of removal “for cause” must be reasonable and is not appealable or subject to review by a third-party.

7.5       Method of Payment. The purchase price determined in accordance with Section 7.3 above, as adjusted by Section 7.4, shall be paid to the Seller as follows:

7.5.1 In cash, in full, within 90 days following the occurrence of the Purchase Event; or

7.5.2 By the payment of at least twenty percent of the purchase price in cash within 90 days following the occurrence of the Purchase Event, and execution and delivery of a promissory note that shall bear interest from the closing date of the sale at 7% per year. Such note shall be fully amortized in equal quarterly payments, including interest, over no more than a three-year period, and the debtor shall have the right to prepay such note at any time without premium or penalty.

The method used shall be at the option of the Corporation or the purchasing Shareholder, as the case may be, exercised prior to the expiration of such 90-day period by notice duly given to the Seller.

8.       Insurance. As determined by the Corporation’s Board of Directors, insurance may be carried from time to time, which shall include but is not limited to general liability insurance, directors and officer insurance, and insurance on the lives of any of the Shareholders by the Corporation or any of the other Shareholders for the purpose of funding the potential liability to acquire the stock of a selling Shareholder. The following provisions shall be applicable with respect to any such insurance:

8.1       All such insurance shall be owned by and be payable to the Corporation or the Shareholder purchasing such insurance, as the case may be.

8.2        All such insurance policies, whether owned on the date hereof or acquired hereafter, shall be listed on Schedule B attached hereto.

8.3       In the event of the death of an insured Shareholder, the proceeds of such insurance shall be applied forthwith to the payment of the purchase price owed by the owner of the policy for the stock of the insured Shareholder, up to the full amount of such proceeds.

8.3.1 In the event such proceeds are less than the full purchase price for such stock, it is understood and agreed that the net amount of such proceeds shall constitute a down payment against the purchase price.

8.3.2 In the event such proceeds exceed the purchase price, such excess shall belong to the owner of the policy and not to the estate of the insured Shareholder.

8.4       In the event any Shareholder sells his or her stock to the Corporation or the other Shareholders pursuant to the terms of this Agreement other than in the case of his or her death, it is understood and agreed that the then cash surrender value, if any, of any insurance held on the life of such Shareholder for the purpose of providing funds for the purchase of his or her stock may constitute the down payment on the purchase obligation of the owner of the policy. The selling Shareholder shall have the option of requesting either that the policy be cashed and the proceeds thereof applied against such purchase obligation or that the policy be assigned to him and the purchase price be reduced by an amount equivalent to the cash surrender value of the policy.

8.5       Insurance proceeds from any policies on the life of the selling Shareholder purchased pursuant to this Section 8 shall not be taken into account in determining the value of the stock of the Corporation under Section 7 hereof.

9.       Legend. Notwithstanding anything else herein, to the extent permitted under applicable federal, state or provincial law, the Board shall issue the Shares in the form of uncertificated shares. Such uncertificated shares of stock shall be credited to a book entry account maintained by the Corporation on behalf of that Shareholder and shall be updated on Exhibit A attached hereto. If thereafter certificates are issued with respect to the uncertificated shares of Stock, such issuance and delivery of certificates shall be in accordance with the applicable terms of this Agreement and shall include the following legend:

“This Certificate and the shares of stock and all rights thereby represented are subject to the terms, provisions, and conditions of a Shareholders’ Agreement dated _____________, and may not be sold or transferred except in accordance with the terms and provisions of such Agreement, a copy of which is on file at the office of the Corporation.”

10.       Transferees. In the event of the issuance of any new stock of the Corporation, or the transfer in any manner of any stock of the Corporation by a Shareholder to any permitted transferee, the Corporation and each such Shareholder agree that it or he or she shall obtain, as a condition to and upon such issuance or transfer, the written consent of the new Shareholder or the transferee to become a Party to and be bound by the terms of this Agreement.

11.	Withdrawal or Expulsion of a Shareholder

11.1       Withdrawal. Any Shareholder may voluntarily withdraw from the Corporation at the end of any calendar month, upon 60-days’ written notice to the Shareholders, who shall be entitled to accelerate the effective date of the withdrawal by a Majority Vote. In the event of a withdrawal by a Shareholder, the withdrawing Shareholder shall be required to follow the same procedures for Share offering as is set forth in Section 7.2 of this Agreement.

11.2       Expulsion. The Board may expel any Shareholder without notice. Expulsion must be voted on by a Majority Vote of the Board. Without limiting the foregoing, have agreed that any of the following are unacceptable to the Corporation and, unless otherwise determined by the Board, there will likely be a vote of expulsion if such Shareholder:

11.2.1       Engages in any action that injures the professional standing of the Corporation, if such action continues after such Shareholder has been requested by the Corporation to cease such activity;

11.2.2       Breaches any provision of this Agreement which the Board deems a major provision, if, after such breach has been specified as a prospective ground for expulsion by written notice given by the Corporation, the same breach continues or occurs again;

11.2.3 Commits an act of willful misconduct or gross negligence resulting in a loss to the Corporation.

12.        Professional Liability Insurance Coverage. The Corporation may maintain professional liability insurance coverage for all, in such amounts as the may from time to time determine.

13.       Dissolution

13.1        Election to Dissolve. The Corporation may be dissolved at any time by a Supermajority Vote of the Board at a meeting called expressly to consider dissolution. Upon the enactment of a Resolution to Dissolve, no further services shall be rendered on the Corporation name, and no further business shall be transacted from and after the date selected for dissolution except to the extent necessary to wind up the affairs of the Corporation. Maintenance of offices to effectuate the winding up or liquidation of the Corporation affairs shall not be construed as a continuation of the Corporation. The Board shall be responsible for dissolution and shall determine which, if any, tasks are delegated.

13.2        Costs of Liquidation. The Corporation’s Assets shall be used to pay or provide for all Debts of the Corporation and all Costs of Liquidation. “Assets” shall mean resources owned by the Corporation with economic value that is or was expected to provide a future benefit. “Debts” shall mean any amount of money borrowed or owed by the Corporation to another party. “Costs of Liquidation” shall mean all expenses, charges, and fees that are incurred by the Corporation as a result of winding up its affairs.

13.3       Distribution to Shareholders. After payment of the Debts of the Corporation and the Costs of Liquidation, the remaining Assets shall, upon dissolution and liquidation of the Corporation, be allocated among the Shareholders in the following order:

(a)	To all debts and liabilities of the Corporation, including the expenses of dissolution and liquidation;

(b)	To all Shareholder loans, if any, with unpaid interest;

(c)	To undistributed Net Profits of the Corporation. “Net Profits” shall mean the difference between the Corporations revenue minus costs;

(d)	To repayment of the purchase price of the shares of the Corporation actually paid by each Shareholder; and, finally, should any Assets remain;

(e)	To the Shareholders in proportion to the pro-rata shares (as defined above) of the Corporation held by each.

The above shall be conducted in a reasonable manner, not to exceed 120 days from dissolution. Any indebtedness of any Shareholder to the Corporation as of the date of dissolution of the Corporation shall be deducted from each distribution to which he or she may otherwise be entitled pursuant to this Section 13, to the extent required to satisfy and discharge such indebtedness.

14.       Termination of Agreement. This Agreement shall terminate:

14.1       Upon the written agreement of a Supermajority Vote by the Board; or

14.2       Upon the dissolution of the Corporation or in the event proceedings in bankruptcy, receivership, or insolvency are instituted by or against the Corporation, or in the event the Corporation becomes insolvent or makes an assignment for the benefit of creditors; or

14.3       With respect to any one Shareholder, upon the disposition by such Shareholder of all of the stock of the Corporation which he or she then owns, in accordance with the terms and provisions of this Agreement.

15.       Specific Performance. The Shares of the Corporation cannot be readily purchased or sold in the open market, and for that reason, among others, the Shareholders and the Corporation will be irreparably damaged in the event that this Agreement is not specifically enforced. If any Shareholder so required under this Agreement fails to give a notice, make an offer, sell shares, or obtain written consent, or if any Shareholder fails to accurately disclose the terms and conditions of any bona fide offer or the identity of the offeror pursuant to Section 6 hereof, then, in any such event, any of the Shareholders or the Corporation may institute and maintain a proceeding to compel the specific performance of this Agreement. Such remedy shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy at law or in equity which the Shareholders or the Corporation may have.

16.       Miscellaneous

16.1       Notice. Any notice required or permitted hereunder shall be given in writing by email, mail, or personal delivery. The date upon which any such notice is so personally delivered or, if such notice is given by mail or email, the date upon which it is received by the addressee shall be deemed to be the effective date of such notice.

16.2       Copy of Agreement. A copy of this Agreement shall at all times be kept in the principal office of the Corporation.

16.3       Binding Effect. Except as provided herein to the contrary, this Agreement shall be binding upon and insure to the benefit of the Parties signatory hereto (as well as to all future Parties who are admitted as Shareholders in this Corporation), heirs, executers, legal representatives and permitted successors and assigns.

16.4       Waiver. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any other breach of the same of any other term or condition of this Agreement.

16.5       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

16.6       Entire Agreement and Amendment. This Agreement constitutes the entire agreement among the Parties hereto and supersedes all prior agreements, representations, warranties, statements, promises and understandings (whether oral or written) with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except by a writing executed by a Majority Vote of the Board.

16.7       Further Assurances. Each Party hereto agrees to do all acts and things and to make, execute and deliver such written instruments as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

16.8       Arbitration. In the event of any dispute under this Agreement, the Parties agree to first make a best effort attempt to resolve such dispute among them. If the Parties are unable to do so, the Parties agree to submit the dispute to mediation with a mutually agreeable mediator. If the Parties are still unable to resolve the dispute, the Parties agree to submit the dispute to binding arbitration with a mutually agreeable arbitrator. The arbitration shall be conducted in Maricopa County, Arizona pursuant to the then-applicable commercial AAA rules. The prevailing Party in any dispute shall be entitled to recover her, his or its reasonable attorney’s fees and costs.

16.9       Severability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be illegal, in conflict with any law of the State of Arizona or otherwise unenforceable, the validity and enforceability of the remaining provisions shall not be effected, and the rights and obligations of the Parties shall be construed and enforced as if this Agreement did not contain the particular provision found to be illegal, invalid or otherwise unenforceable.

Signatures Appear on the Following Page

       EXECUTED as of the day and year first above written.

SHAREHOLDERS

_____________________________ _____________________________

Name : ___Robert Zummo________ Name : __Richard A. Noll____

_____________________________ _____________________________

Name : _________Frank Suozzi_____ Name : __Teresa M. Kelley

_____________________________ _____________________________

Name : __________Lisa Roulette___ Name : ____Paul Gallo____

_____________________________ _____________________________

Name : ______Jack Kelley_________ Name : __Brenda Eddie______

_____________________________ _____________________________

Name : _______DLO & Associates Name : _______________________

_____________________________ _____________________________

Name : ________Andrew McIntire Name : _______________________

_____________________________ _____________________________

Name : ______Kathy R McDaniel Name : _______________________

_____________________________ _____________________________

Name : ____Michael Philpot___ Name : _______________________

EXHIBIT A

SHAREHOLDERS

Of

Zummo Flight Technologies, an Arizona Corporation

Shareholder’s Name No. of Shares % of Corporation. Capital Contrib. Beneficiary

Robert Zummo	350,000	35%	N/A Founder	N/A
Frank Suozzi	250,000	25%	N/A Founder	N/A
Lisa Roulette	150,000	15%	N/A Founder	N/A
Jack Kelley	150,000	15%	N/A Founder	N/A
DLO & Associates	5,000	5%	N/A Founder	N/A
Andrew McIntire	70,000	7%	N/A Founder	N/A
Kathy R. McDaniel	100,000	10%	$100,000	N/A

Michael Philpot	50,000	5%	$50,000	N/A
Richard A. Noll	37,500	3.75%	$37,500	N/A
Teresa M. Kelley	12,500	2.5%	$12,500	N/A
Brenda Eddie	100,000	10%	$100,000	N/A
Paul Gallo	12,500	2.5%	$12,500	N/A

EXHIBIT B

CONSENT TO BE BOUND

In consideration of the issuance to the undersigned of shares of Zummo Flight Technologies, an Arizona Corporation (the “Corporation”), the undersigned hereby consents and agrees to become a Party to and be bound by the Shareholders’ Agreement dated the _24th of September, 2020_ as amended, receipt of a copy of which is hereby acknowledged, as fully as if the undersigned were one of the original Parties thereto, and all of the interests issued to or acquired by the undersigned shall be held in accordance with and restricted by the terms of the Shareholders’ Agreement.

EXECUTED this _25_day of September, 2020